Exhibit 99.1

For Immediate Release
Contact:
Carol D. DeGuzman
Senior Director
Corporate Communications
Tel: 650 238 3370
Email:  cdeguzman@telik.com

TELIK PRESENTS POSITIVE DATA FROM COMPLETED PHASE 2 TRIAL OF TLK286 IN
PLATINUM REFRACTORY OR RESISTANT OVARIAN CANCER

Median Survival Has Not Been Reached and Exceeds 16 Months

South San Francisco, CA, November 20, 2002 – Telik, Inc. (Nasdaq: TELK) presented positive data from the completed Phase 2 clinical trial of its TLK286 product candidate in patients with platinum refractory or resistant ovarian cancer. TLK286 prolonged expected survival and demonstrated significant single agent anti-tumor activity in this heavily pretreated patient group. The data were presented today at the EORTC/NCI/AACR Symposium on Molecular Targets and Cancer Therapeutics in Frankfurt, Germany.

Thirty-six patients with advanced ovarian cancer received TLK286 as a single agent every three weeks until disease progression in this multicenter clinical trial. All patients were refractory or resistant to platinum and paclitaxel therapy, the standard first-line treatment for ovarian cancer. Sixty-four percent were platinum refractory, 36% platinum resistant, which are poor prognostic groups. More than half of the patients had also failed additional salvage therapy, including Doxil®, Hycamtin®, Gemcitabine®, Etoposide® or Taxotere®.

Median survival in this trial (Kaplan-Meier analysis) has not yet been reached and exceeds 16 months. Sixty-three percent of the patients are alive, with the longest survivor at more than 16 months.

Thirty-four patients were evaluable for tumor response using the RECIST criteria. The overall objective response rate in platinum refractory or resistant patients is 15%, including one complete response and four partial responses. Disease control was achieved in 50% of patients, including the objective responses and twelve patients with disease stabilization. Responses were observed across all subgroups, including platinum-resistant or refractory status and the number of prior therapies. Patients had objective responses in particularly difficult to treat bulky disease, defined as tumor greater than 5 cm in diameter. Objective responses were accompanied by clinical symptom improvement. Performance status was maintained or improved for patients receiving repeat cycles of TLK286 therapy.

TLK286 was generally well-tolerated, without the toxicities associated with conventional chemotherapy. Most toxicities were classified as mild to moderate. There were few grade 3 and no grade 4 toxicities.

“The estimated median survival exceeds 16 months and is notable since the expected median survival in this patient population is approximately six months for patients receiving third line or additional salvage therapy, and nine months for second line patients,” said Gail L. Brown, M.D., senior vice president and chief medical officer. “The robust durable objective responses and survival results provide a strong foundation for the Phase 3 registration trial in ovarian cancer that we plan to initiate in the first quarter of next year.”

Case Report

A middle-aged mother of four was diagnosed with advanced ovarian cancer in 2000. She had surgery followed by first-line therapy with carboplatin and paclitaxel. She was refractory to initial treatment and developed progressive, bulky disease. She had a complete response after 6 months of TLK286 treatment, remains in complete remission more than 16 months, and has been off all therapy for more than nine months.

About TLK286

TLK286 is a small molecule antitumor drug that has a novel mechanism of action. TLK286 is activated by GST P1-1, an enzyme that is present in higher levels in many human cancers than in normal tissues. Upon activation, TLK286 initiates an intracellular process known as apoptosis, or programmed cell death. More than 320 patients have received a total of more than 1,400 doses of TLK286 in eight clinical trials.

About Telik

Telik, Inc. of South San Francisco, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced drug development candidate is TLK286, a tumor activated small molecule drug that is in Phase 2 clinical trials in ovarian, non-small cell lung, colorectal and breast cancer. Telik’s product candidates were discovered using its proprietary technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

You should not rely on forward-looking statements contained in this press release, including statement regarding the tolerability or potential efficacy of TLK286, or its potential in the treatment of one or more types of cancer, or Telik’s plans to initiate additional clinical trials. Telik can give no assurance with regard to these statements. TLK286 has been tested only in open-label uncontrolled clinical trials. Substantial additional testing, including randomized, controlled clinical trials, will be necessary prior to seeking regulatory approval to market TLK286, and there can be no assurance that such trials will be initiated, have a successful outcome, or that regulatory approval of TLK286 will be obtained. Telik is reliant on external manufacturing of TLK286. More detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission. Telik assumes no obligation to update any information in this press release.

EORTC/NCI/AACR Symposium: European Organization for Research and Treatment of Cancer/National Cancer Institute/American Association for Cancer Research Symposium on Molecular Targets and Cancer Therapeutics, November 19–22, 2002, Frankfurt, Germany